Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-115056 for the Hospira Long-Term Stock Incentive Plan; Nos. 333-115058 and 333-120074 for the Hospira 401(k) Retirement Savings Plan and the Hospira Ashland Union 401(k) Plan and Trust; No. 333-127844 for the Hospira Puerto Rico Retirement Savings Plan; and No. 333-153169 for the Hospira Non-Qualified Savings and Investment Plan, on Form S-8 of our reports dated February 25, 2009 relating to the financial statements and financial statement schedule of Hospira, Inc., and the effectiveness of Hospira, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hospira, Inc. for the year ended December 31, 2008.

Deloitte & Touche LLP

Chicago, Illinois

February 25, 2009